Exhibit 10.2

EPR PROPERTIES

2020 LONG TERM INCENTIVE PLAN

FORM OF PERFORMANCE SHARES AWARD AGREEMENT

Performance Period:
Target Value of Award on Award Date:	$

Target Number of Performance Shares:

This Award Agreement dated ________________, is made by and between EPR Properties, a Maryland real estate investment trust (the “Company”), and ___________________ (“Participant”).

RECITALS:

A. Effective February 20, 2020, the Committee approved the EPR Properties 2020 Long Term Incentive Plan (the “LTIP”) pursuant to which the Company may, from time to time, grant Performance Shares to eligible Employees of the Company.

B. Participant is an Employee of the Company or one of its Affiliates who is eligible to participate in the LTIP, and the Company desires to encourage him/her to own Shares and to give him/her added incentive to advance the interests of the Company, and desires to grant Participant Performance Shares of the Company under the terms and conditions established by the Committee.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Incorporation of Plan. All provisions of this Award Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the LTIP and the powers of the Committee therein provided. Capitalized terms used in this Award Agreement but not defined shall have the meaning set forth in the LTIP.

2. Performance Shares. Upon completion of the Performance Period, the Performance Shares issued upon settlement of this Award will equal the sum of (a), (b) and (c), below. If results for a performance measure exceed the Minimum, but are less than Target, or exceed Target, but are less than Maximum, the applicable TSR Payout Percentage or the AFFO Payout Percentage will be determined on a sliding scale based upon the percentage such excess represents of the difference between Minimum and Target, or Target and Maximum, as the case may be. The TSR Payout Percentage or AFFO Payout Percentage will be 0% if the applicable performance measure is below the Minimum.

(a)	The Target Number of Performance Shares (set forth above) multiplied by fifty percent (50%) multiplied by the Total Shareholder Return (“TSR”) Payout Percentage for the Triple Net Peer Group.

Performance Level	Annualized TSR Percentile Rank for the Performance Period Versus Triple Net Peer Group	TSR Payout Percentage
Outperformance
Maximum
Target
Minimum

(b)	The target number of Performance Shares multiplied by twenty five percent (25%) multiplied by the TSR Payout Percentage for the MSCI US REIT Index.

Performance Level	Annualized TSR Percentile Rank for the Performance Period Versus MSCI US REIT Index	TSR Payout Percentage
Outperformance
Maximum
Target
Minimum

(c)	The target number of Performance Shares multiplied by twenty five percent (25%) multiplied by the AFFO Payout Percentage.

Performance Level	Average Annual Growth in AFFO per Share for the Performance Period	AFFO Payout Percentage
Maximum
Target
Minimum

3. Annualized TSR Computations. Annualized TSR for the Performance Period shall mean the annualized return, assuming annual compounding, that would cause (a) the Fair Market Value of one Share on the date immediately preceding the beginning of the Performance Period, to equal (b) the sum of (i) the Fair Market Value of one Share at the end of the Performance Period and (ii) the cumulative value of the Company’s dividends paid over the Performance Period, assuming the reinvestment of such dividends into Shares on the ex-dividend date.

The Company’s Annualized TSR for the Performance Period Versus Triple Net Peer Group shall be compared to the Annualized TSR for the Performance Period computed in a consistent manner for the following companies (“Triple Net Peer Group”):

[Triple Net Peer Group]

Percentile Rank shall mean the percentage that is (a) the number of Triple Net Peer Group companies with an Annualized TSR that is less than the Company’s Annualized TSR, divided by (b) the total number of companies in the Triple Net Peer Group. For example, if 4 of the Triple Net Peer Group companies had an Annualized TSR over the Performance Period that was less than the Company’s Annualized TSR, the Annualized TSR for the Performance Period would be in the 40th percentile (4/10).

The Company’s Annualized TSR for the Performance Period Versus MSCI US REIT Index shall be compared to the Annualized TSR for the Performance Period computed in a consistent manner for the companies included in the MSCI US REIT Index, as published.

In the event any of the companies in the Triple Net Peer Group or the MSCI US REIT Index cease to be traded on a nationally recognized stock exchange or included in the peer group or index, as applicable, during the Performance Period, such company shall be removed from the Triple Net Peer Group and/or or the MSCI US REIT Index, as applicable, and excluded from the percentile computations. However, if the reason for the cessation of trading was due to bankruptcy, insolvency or, at the discretion of the Committee, the acquisition of the company as the result of financial distress, the Annualized TSR performance of such company will be treated as underperforming the Company’s Annualized TSR.

With regard to the Outperformance payout level under the TSR metric, Absolute TSR shall mean the Company’s annualized TSR for the Performance Period, computed as described above.

4. Average Annual Growth in AFFO Per Share Computation. Average Annual Growth in AFFO per Share shall mean the simple average of the Annual Growth in AFFO per Share for the three calendar years of the Performance Period. Annual Growth in AFFO per Share for a calendar year shall mean the percentage by which AFFO per Share for the applicable calendar year exceeds AFFO per Share for the prior calendar year. Growth in AFFO per Share may be a negative percentage. “AFFO per Share” means the Company’s Adjusted Funds from Operations per diluted share for the applicable fiscal year, provided the final calculation AFFO per Share shall be approved by the Committee. AFFO per Share shall be computed in a consistent manner from year to year and in accordance with disclosures made by the Company in its SEC filings or applicable supplemental financial data posted on the Company’s website.
5. Consideration to the Company. In consideration of the granting of these Performance Shares by the Company, Participant agrees to render faithful and efficient services as an Employee of the Company. Nothing in this Award Agreement or in the LTIP will confer upon Participant any right to continue as an Employee of the Company or will interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate Participant's employment with the Company at any time for any reason whatsoever, with or without Cause.

6. Restrictions on Transfer. Subject to any exceptions set forth in this Award Agreement or in the LTIP, unearned Performance Shares or the rights relating thereto may not be sold, transferred, gifted, bequeathed, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily. Once earned, the restriction on transfer and risk of forfeiture on the designated number of Performance Shares will lapse and the earned Performance Shares will become freely transferable under this Award Agreement and the LTIP, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.

7. Termination of Employment. If Participant’s employment with the Company or any of its Affiliates is terminated for Cause, Participant will thereupon immediately forfeit any and all unearned Performance Shares.

If Participant's employment with the Company or any of its Affiliates is terminated without Cause or for Good Reason, including a termination from employment due to Participant’s death or Disability, the Participant’s Performance Shares will be settled as follows:

(a)	If employment terminates prior to the second anniversary of the beginning of the Performance Period, all Payout Percentages will be deemed to be achieved at the target and settled at 100%.

(b)
If employment terminates on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, all Payout Percentages will be determined based on the actual results from the beginning of the Performance Period to the date of termination of employment.

8. Retirement. If Participant’s employment with the Company or any of its Affiliates is terminated in connection with Participant’s Retirement, the Participant’s Performance Shares will be settled at the end of the Performance Period, based on actual performance.

9. Change in Control. If a Change in Control occurs prior to the second anniversary of the commencement of the Performance Period and Participant’s employment ends for Good Reason or without Cause after such Change in Control but prior to the end of such Performance Period, then the number of Performance Shares earned as of the Participant’s termination date will be calculated based upon performance at Target.

If a Change in Control occurs after the second anniversary of the commencement of the Performance Period and Participant’s employment ends for Good Reason or without Cause after such Change in Control but prior to the end of such Performance Period, then the number of Performance Shares earned as of the Participant’s termination date will be calculated based upon actual performance through the date of termination.

10. Dividend Equivalents. Participant is entitled to the number of additional Shares that would have been accumulated if the earned Performance Shares had been issued by the Company on the first day of the Performance Period and all dividends paid by the Company with respect to such Shares had been reinvested in Company Shares at a price equal to the Fair Market Value of one Share on the ex-dividend date. In no event will dividend equivalent shares be issued with respect to Performance Shares that are not earned.

11. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

12. Withholding with Shares. The Company's obligations to issue any Shares hereunder is subject to the Participant's satisfaction of all applicable federal, state and local income and other tax (including Social Security and Medicare taxes) withholding requirements. Unless specifically denied by the Committee, Participant may elect to pay any portion of the required tax withholding amounts (or greater amounts if permitted by the Committee) by electing to transfer to the Company, Shares having a Fair Market Value on the withholding date equal to the minimum amount (or greater amount if permitted by the Committee) elected to be withheld by the Participant. Any withholding obligations satisfied through the withholding of Shares shall be in accordance with any rules or established procedures for election by Participant including any rules or restrictions relating to the period of time any previously acquired Shares have been held or owned, the timing of any elections, the irrevocability of any elections, or any special rules relating to Participant if Participant is an officer or trustee of the Company within the meaning of Section 16 of the 1934 Act.

13. Clawback Policy. The Performance Shares may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to its executives under certain circumstances. Participant acknowledges that the Restricted Shares may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with Dodd-Frank or as set forth in this Award Agreement.

13. Amendment. Except as may otherwise be permitted under the LTIP, the Committee has the right to amend or alter the Performance Shares or amend this Award Agreement, prospectively or retroactively; provided that no such amendment or alteration shall adversely affect Participant's material rights under this Award Agreement without Participant's consent and pursuant to a writing executed by the parties hereto which specifically states that it is amending this Award Agreement.

14. Governing Law. The laws of the State of Maryland will govern the interpretation, validity and performance of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws.

15. Entire Agreement and Binding Effect. This Award Agreement and the LTIP constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. Except as expressly stated herein to the contrary, this Award Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Award Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:
EPR PROPERTIES	___________________
BY: ___________________	___________________
[Name]	Address of Participant:
[Title]	___________________